VOTING AGREEMENT

         This VOTING AGREEMENT (the "Agreement"), dated as of May 31, 2006, is made by and among Gary L. West and Mary E. West (each individually, a "Stockholder" and, collectively, the "Stockholders"), and Omaha Acquisition Corp., a Delaware corporation ("Newco"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

         WHEREAS, concurrently herewith, Newco and West Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for the merger of Newco with and into the Company, with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, as of the date hereof, the Stockholders beneficially own, or have, individually or together, complete investment authority over, and have, individually or together (or upon exercise or exchange of a convertible security will have) the power to vote and dispose of the number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") set forth opposite their name on Schedule A attached hereto (the "Owned Shares" and, together with any securities issued or exchanged with respect to such shares of Common Stock upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company's capital structure or securities of which such Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, but excluding any securities sold under the terms of the Sales Plan (as defined in Section 4.2) prior to termination thereof in accordance with the provisions of such Section, collectively referred to herein as, the "Covered Shares"); and

         WHEREAS, as a condition to the willingness of Newco to enter into the Merger Agreement, Newco has required that the Stockholders agree, and in order to induce Newco to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to (a) the Covered Shares and
(b) certain other matters as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending co be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                                VOTING AGREEMENT
                                ----------------

         Section 1.1 Voting Agreement. The Stockholders hereby agree that during the Voting Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote or other approval is sought, the Stockholders shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered

Shares in favor of the Merger, the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the assets or securities of the Company and any of its subsidiaries (other than pursuant to the Merger) or any other Takeover Proposal. For the purposes of this Agreement, "Voting Period" shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.1 hereof. The Stockholders agree that, during the Voting Period, they will not, in their capacity as stockholders of the Company, act by written consent on any matter.

                                   ARTICLE II.
                     REPRESENTATIONS AND WARRANTIES OF NEWCO
                     ---------------------------------------

         Newco hereby represents and warrants to each Stockholder as follows:

         Section 2.1 Valid Existence. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

         Section 2.2 Authority Relative to This Agreement. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Newco and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 2.3 No Conflicts. Except for the applicable requirements of the Securities Exchange Act of 1934, as amended, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Newco for the execution and delivery of this Agreement by Newco and the consummation by Newco of the transaction contemplated hereby.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                               OF THE STOCKHOLDERS
                               -------------------

         Each Stockholder hereby represents and warrants to Newco as follows:

         Section 3.1 Authority Relative To This Agreement. Such Stockholder has the capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto and, subject to any applicable provisions of state law, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such

Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 3.2 No Conflict.

         (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which such Stockholder is a party; except for violations, breaches or defaults that would not impair the ability of such Stockholder to perform its obligations hereunder.

         (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements of the Securities and Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not impair the ability of such Stockholder to perform its obligations hereunder.

         Section 3.3 Ownership Of Shares. As of the date hereof, except as set forth in Schedule A hereto, such Stockholder has good and marketable title to and is the record or beneficial owner of the Owned Shares set forth opposite such Stockholder's name on Schedule A hereto free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares. As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Covered Shares.

         Section 3.4 Stockholder Has Adequate Information. Such Stockholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Newco and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Newco has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

         Section 3.5 No Setoff. To the knowledge of such Stockholder, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of the Company, as applicable, to reduce the amount of the Covered Shares or affect the validity or enforceability of the Covered Shares.

         Section 3.6 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III, such Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Covered Shares, or otherwise.

                                  ARTICLE IV.
                          COVENANTS OF THE STOCKHOLDERS
                          -----------------------------

         Each Stockholder hereby covenants and agrees as follows:

         Section 4.1 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement, without the prior written consent of Newco or as otherwise provided in this Agreement, during the term of this Agreement, such Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law), any Covered Shares. Promptly following the date hereof, Stockholder and Newco shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Newco or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by a Stockholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares. Notwithstanding anything to the contrary in this Section 4.1, the parties hereby agree that any sales of securities pursuant to the Sales Plan the Stockholders entered into with Goldman, Sachs & Co. on November 29, 2005 (the "Sales Plan") prior to the termination of such Sales Plan in accordance with the terms of Section 4.2 shall be permissible under the terms hereof.

         Section 4.2 Termination of Sales Plan. The Selling Stockholders hereby agree to terminate the Sales Plan promptly after the date hereof, and in any event within five (5) business days following the date hereof.

         Section 4.3 Public Announcement. Each Stockholder shall consult with Newco before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein, in its capacity as a stockholder of the Company, except as may be required by law.

         Section 4.4 Additional Shares. Stockholder shall as promptly as practicable notify Newco of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

         Section 4.5 No Restraint on Officer or Director Action; Etc. Notwithstanding anything to the contrary herein, Newco hereby acknowledges and agrees that no provision in this

Agreement shall limit or otherwise restrict any Stockholder with respect to any act or omission that such Stockholder may undertake or authorize in his or her capacity as a director or officer of the Company or any subsidiary thereof, including any vote that such individual may make as a director of the Company with respect to any matter presented to the Board of the Company. The agreements set forth herein shall in no way restrict any such director or officer in the exercise of his or her duties as a director or officer of the Company or any subsidiary thereof. Each Stockholder has executed this Agreement solely in his or her capacity as the record and/or beneficial owner of his or her Covered Shares and no action taken by such Stockholder in his or her capacity as a director or officer of the Company or any subsidiary thereof shall be deemed to constitute a breach of any provision of this Agreement.

                                   ARTICLE V.
                                  MISCELLANEOUS
                                  -------------

         Section 5.1 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Board of Directors of the Company or a committee thereof making an Adverse Recommendation Change (as such term is defined in the Merger Agreement) or resolving or publicly proposing to make any such change, or (iv) written notice of termination of this Agreement by Newco to Stockholders (such date of termination, the "Termination Date"); except that the provisions of Article V shall survive any such termination.

         Section 5.2 Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Newco contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger or termination of this Agreement pursuant to Section 5.1, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

         Section 5.3 Fees And Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         Section 5.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.4):

         if to Newco:

                 Omaha Acquisition Corp.

                 c/o Thomas H. Lee Partners, L.P.
                 100 Federal Street, 35th Floor
                 Boston, MA  02110
                 Telephone:
                 Facsimile:
                 Attn:


         with copies to:

                 Ropes & Gray LLP
                 One International Place
                 Boston, Massachusetts 02110
                 Telephone:  (617) 951-7000
                 Facsimile:  (617) 951-7050
                 Attn:    David C. Chapin, Esq.
                          Shari H. Wolkon, Esq.

         if to the Stockholders:

                 Gary L. West and Mary E. West
                 c/o West Corporation
                 11808 Miracle Hills Drive
                 Omaha, Nebraska  68154

         with copies to:

                 Sullivan & Cromwell LLP
                 125 Broad Street
                 New York, New York 10004
                 Telephone:  (212) 558-4000
                 Facsimile:  (212) 558-3588
                 Attn:    James C. Morphy, Esq.
                          Audra D. Cohen, Esq.


Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.4 at:


                  West Corporation
                  11808 Miracle Hills Drive
                  Omaha, Nebraska  68154
                  Attn:  Thomas B. Barker

         with copies to:

                  Sidley Austin LLP
                  One South Dearborn Street
                  Chicago, Illinois  60603
                  Telephone:  (312) 853-7000
                  Facsimile:  (312) 853-7036
                  Attn:    Frederick C. Lowinger, Esq.
                           Paul L. Choi, Esq.
                    and

                  Potter Anderson & Corroon LLP
                  Hercules Plaza
                  1313 North Market Street
                  Wilmington, Delaware 19801
                  Telephone:  (302) 984-6000
                  Facsimile:  (302) 658-1192
                  Attn:    Michael D. Goldman, Esq.

         Section 5.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 5.6 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Newco may assign all or any of its rights and obligations hereunder to an Affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         Section 5.7 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         Section 5.8 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. However, if after the execution hereof and before the Termination Date the Stockholders should die or become incapacitated, this Agreement shall be binding on the Stockholders' estate or other legal representative.

         Section 5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 5.11 Specific Performance; Submission To Jurisdiction. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware), this being in addition to any other remedy to which the parties are entitled at law or in equity under this Agreement.

         (b) The parties hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).

         Section 5.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 5.13 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 5.14 Further Assurances. From time to time, at the request of another party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Newco and the Stockholders have caused this Agreement to be duly executed on the date hereof.

                                    OMAHA ACQUISITION CORP.


                                    By:   /s/ Anthony DiNovi
                                          --------------------------------------
                                          Name:  Anthony DiNovi
                                          Title: Vice President


                                    STOCKHOLDERS:

                                    GARY L. WEST

                                    /s/ Gary L. West
                                    --------------------------------------------


                                    MARY E. WEST

                                    /s/ Mary E. West
                                    --------------------------------------------

                                   Schedule A
                                   ----------



-------------------------------------------------------------------------------------------------------------------

          STOCKHOLDER              SHARES OF COMMON   OPTIONS TO PURCHASE COMMON   WARRANT TO PURCHASE (X) SHARES
                                        STOCK                    STOCK                    OF COMMON STOCK
-------------------------------------------------------------------------------------------------------------------

GARY L. WEST AND MARY E. WEST       39,312,363(1)                  -                             -
-------------------------------------------------------------------------------------------------------------------

GARY L. WEST                           200,000                     -                             -
-------------------------------------------------------------------------------------------------------------------

MARY E. WEST                           200,000                     -                             -
-------------------------------------------------------------------------------------------------------------------

(1) Shares held in joint tenancy with right of survivorship. Includes 4,800,000 shares registered to Goldman, Sachs & Co. under the terms of a pledge, and 1,725,000 shares pledged to Wells Fargo, in each case, in which the Stockholders retain the voting rights of such shares. Gary L. West and Mary
     E. West also own 20,756.77 Stock Units.